Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HAWAIIAN TELCOM HOLDCO, INC.

The undersigned hereby certifies that:

ONE:              The original name of this company is Paradise HoldCo, Inc., and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was May 19, 2004 (the “Original Certificate”).  The Original Certificate was amended by the Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 27, 2004 (the “Amended Certificate”).  The Amended Certificate was further amended by the Certificate of Correction filed with the Secretary of State of the State of Delaware on April 15, 2005.

TWO:            He is the duly elected and acting Chief Executive Officer of Hawaiian Telcom HoldCo, Inc., a Delaware corporation.

THREE:         The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST

The name of this corporation is HAWAIIAN TELCOM HOLDCO, INC. (the “CORPORATION”).

SECOND

Its registered office in the State of Delaware is to be located at 615 South DuPont Highway, Dover, DE, County of Kent, 19901 and its registered agent at such address is National Corporate Research, Ltd.

THIRD

The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH

The total number of shares of stock which the Corporation is authorized to issue is: 480,000 shares of Common Stock, each having a par value of one penny ($0.01).

EXHIBIT A

FIFTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

SIXTH

No director of this Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH

Election of directors need not be by written ballot unless the bylaws of the corporation shall so provided.

[Signature page follows]

IN WITNESS WHEREOF, HAWAIIAN TELCOM HOLDCO, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 8th day of November, 2005.

/s/ Michael Ruley
Name: Michael Ruley
Title: Chief Executive Officer